Exhibit 99.1

                                                       NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773.796.5434 britta.petersen@epsilon.com
ALLIANCE DATA'S EPSILON BUSINESS EXPANDS LONG-STANDING
RELATIONSHIP WITH KEYBANK; NAMED AGENCY OF RECORD FOR
CUSTOMER RELATIONSHIP MANAGEMENT

Epsilon to Grow KeyBank Business Through Integrated, Data-Driven Marketing

PLANO, TX – May 2, 2017 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced it has expanded its long-standing relationship with KeyBank, one of the United States' largest bank-based financial services companies, and will lead customer relationship management. Epsilon has worked with KeyBank on a variety of prospect and customer marketing communications initiatives since 1994.

Founded in 1825 and headquartered in Cleveland, Ohio, KeyBank is owned by KeyCorp (NYSE: KEY), a corporation providing client-focused banking, insurance and investment services to individuals and businesses. Following KeyCorp's successful acquisition of First Niagara Financial Group in 2016, KeyBank is now the 13th largest U.S.-based commercial bank, with more than 1,200 branches and 1,500 ATMs across 15 states and more than 18,000 employees.

As the customer relationship management agency of record, Epsilon will integrate data, technology and agency services to help KeyBank acquire new clients and grow existing relationships through integrated marketing communications including email, direct mail and web display. Epsilon will establish a seamless, personalized dialogue designed to drive prospects and customers to engage with KeyBank for their individualized financial needs. Additionally, Epsilon will provide analytics, strategy and reporting, helping to optimize marketing performance, improve marketing attribution and determine the best marketing channels to engage with KeyBank's primary audiences.

"The decision to select Epsilon as our new customer relationship management agency of record was an easy one, thanks to their passion, strategic leadership and spirit of partnership," said Tom Wennerberg, executive vice president of marketing for KeyBank.

"Epsilon's uniquely interconnected proprietary data assets, innovative technology capabilities and creative agency services will ensure KeyBank's customer acquisition goals are exceeded," said Bryan Kennedy, chief executive officer, Epsilon/Conversant. "Epsilon has been helping KeyBank achieve growth and build meaningful relationships with customers for over 20 years through various initiatives, and we're excited to expand our partnership."

About KeyCorp
KeyCorp's roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation's largest bank-based financial services companies, with assets of approximately $136.5 billion at December 31, 2016. Key provides deposit, lending, cash management, insurance, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of more than 1,200 branches and more than 1,500 ATMs.  Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Network, #1 Largest U.S. Agency from All Disciplines and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.
Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
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Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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